Exhibit 99.1

News Release

Sabre Holdings Names Sam Gilliland New President and CEO;
Paul C. Ely Jr. Named Non-Executive Chairman

SOUTHLAKE, Texas, Dec. 2, 2003 – Sabre Holdings Corporation (NYSE: TSG) announced today that its Board of Directors named Michael S. (Sam) Gilliland as the company’s new president and chief executive officer, replacing William J. Hannigan.  Mr. Hannigan resigned to return to the telecommunications industry as president of AT&T Corporation (NYSE: T).

Sabre Holdings also announced that Mr. Gilliland was elected as a director of the company, and that Paul C. Ely Jr. will serve as the non-executive chairman of the company’s board of directors.  Gilliland previously served as executive vice president of Sabre Holdings and chief executive officer of Travelocity, a Sabre Holdings company.  Mr. Ely has served as an independent director of Sabre Holdings Corporation since January 1997.

In a separate news release, Travelocity announced that Michelle A. Peluso will succeed Gilliland as president and CEO of Travelocity.

Speaking on behalf of the Sabre Holdings board of directors, director Paul Ely said: “With Sam’s long history with the company, his breadth of business, marketing and technical expertise, and his strong customer focus, we expect this to be a smooth transition. Sam brings to the post deep experience, tremendous management skills and the vision to leverage a unique portfolio of businesses in the highly dynamic travel industry.”

Gilliland has been with the company since 1988, when he joined as a software developer.  Before becoming CEO of Travelocity in May 2002, Gilliland had served as executive vice president and chief marketing officer of Sabre Holdings, group president of the company’s Airline Solutions business unit, senior vice president and general manager of product marketing, and senior vice president and general manager of Sabre Business Travel Solutions.  Gilliland also served as a director of Travelocity when it was a public company.

“I look forward to working with an incredibly talented team to drive value for our customers and shareholders, and am excited about the future of Sabre Holdings,” Gilliland said.  “I am also very pleased that Paul Ely will be contributing his perspective and substantial experience in his new role.”

During Ely’s nearly seven years as a director of Sabre Holdings, he has served as a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.  Mr. Ely has extensive business and corporate governance experience.  He has a long history in the computer industry, including 23 years with Hewlett-Packard, where he was executive vice president and director prior to his retirement.  He has served as chairman of ASK Inc, Network Peripherals Inc., and Convergent (later acquired by Unisys Corp.), and has served on several additional public-company boards, including Parker Hannifin Corp., Unisys, Tektronix and Spectra Physics.

Hannigan was made a director and named president and CEO of Sabre Holdings in December of 1999, and he was named chairman of the board in March 2000.  Before joining Sabre Holdings, Hannigan’s career included senior executive positions in leading telecommunications companies, including SBC Communications and Sprint.

“Bill led this company through an unprecedented time in the travel industry,” said Gilliland.  “Under Bill’s leadership we have expanded into new market segments, extended our global presence, and strengthened our position as a leading travel commerce company.  We wish Bill the best in his new position.”

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies: Travelocity, Sabre Travel Network, and Sabre Airline Solutions. Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has approximately 6,000 employees in 45 countries.  Full year 2002 revenues totaled $2.06 billion.  Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG.

More information about Sabre Holdings is available at http://www.sabre-holdings.com.  More information about Travelocity can be found at www.travelocity.com.

Media Relations Contact:  Michael Berman, Sabre Holdings, 682-605-2397

Investor Relations Contact:  Karen Fugate, Sabre Holdings, 682-605-2343